Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Third Quarter 2009 Results

COLUMBUS, Ohio – (November 16, 2009) – Hexion Specialty Chemicals, Inc., today reported its results for the third quarter and nine months ended September 30, 2009. Results for the third quarter of 2009 include:

•

Revenues of $1.08 billion in the third quarter of 2009 compared to $1.61 billion during the prior year period as the sales decline reflected lower volumes, negative foreign currency translation and the contractual pass through of lower raw material prices, which more than offset pricing actions.

•

Operating income of $70 million for the third quarter of 2009 compared to $7 million for the prior year period. Third quarter 2009 operating income improved due to lower terminated merger and settlement expenses and a $14 million decrease in selling, general & administrative expense when compared to the prior year.

•

Net income attributable to Hexion Specialty Chemicals, Inc. of $53 million for the 2009 quarter versus a net loss of $76 million in the prior year period. Third quarter 2009 results reflected decreased interest expense and a $41 million gain from the extinguishment of debt for amounts less than the face value of the debt securities.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $128 million in the third quarter of 2009 compared to $130 million during the prior year period. The third quarter of 2008 was negatively impacted by $12 million in hurricane-related costs. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

“While our third quarter 2009 company volumes trailed prior year levels by 14 percent, we benefited from a 15 percent sequential improvement in volumes from second quarter 2009 levels,” said Craig O. Morrison, Chairman, President and CEO. “The sequential improvement in our third quarter 2009 Segment EBITDA of 42% is a result of our productivity actions, volume gains and strong performances in certain specialty products, such as Specialty Epoxy and Versatic™ Acids and Derivatives. In addition, previous cost-cutting actions in our Coatings & Inks business also supported sharply improved results in this segment.”

“While we were encouraged by the steady improvement in our recent volumes, certain key end markets remain soft. As part of our response to the ongoing demand volatility, we are continuing to aggressively pursue our productivity initiatives. As of the third quarter of 2009, Hexion had $175 million of in process productivity actions. In addition to our productivity initiatives, we continued to reduce costs globally wherever possible.”

Productivity and Synergy Update

Hexion achieved $43 million in productivity savings in the third quarter of 2009 as it continued to focus on improving the overall operating efficiency of the Company. In addition, Hexion expanded its targeted productivity initiatives on an annualized basis by an additional $37 million in the third quarter of 2009, which was comprised of additional initiatives primarily within the Company’s Epoxy and Phenolic Resins business.

The Company expects to incur net costs of $70 million to achieve the remaining in-process productivity targets. Most of the actions to obtain the targeted productivity savings will occur over the next 15 months.

Nine Month 2009 Results

Sales for the first nine months of 2009 were $2.94 billion, a decrease of $1.97 billion compared to the first nine months of 2008, driven primarily by volume declines across Hexion’s major product lines and the pass through of lower raw material costs. In the first nine months of 2009, the Company posted operating income of $58 million, which included a $49 million decrease in selling, general and administrative expense, compared to an operating loss of $17 million in the first nine months of 2008. Hexion had net income of $98 million for the first nine months of 2009 versus a net loss of $269 million in the first nine months of 2008. During the first nine months of 2009, Hexion recognized a gain of $223 million on the extinguishment of $288 million in face value of outstanding debt securities. The Company generated $311 million in cash flow from operations versus a use of cash of $48 million in the first nine months of 2009 compared to the first nine months of 2008.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the three and nine months ended September 30, 2009. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income later in this release.)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net Sales to Unaffiliated Customers(1)(2):
Epoxy and Phenolic Resins	$463	$650	$1,245	$1,986
Formaldehyde and Forest Product Resins	312	544	845	1,628
Coatings and Inks	244	319	669	1,009
Performance Products	61	98	182	292

	$1,080	$1,611	$2,941	$4,915

Segment EBITDA(2):
Epoxy and Phenolic Resins	$68	$62	$139	$194
Formaldehyde and Forest Product Resins	30	48	72	153
Coatings and Inks	27	9	50	39
Performance Products	16	23	56	67
Corporate and Other	(13)	(12)	(38)	(38)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Reconciliation of Segment EBITDA to Net Income (Loss) (Unaudited)

(U.S. Dollars in Millions)

	Three months ended September 30,		Nine months ended Sept. 30,
	2009	2008	2009	2008

Segment EBITDA:
Epoxy and Phenolic Resins	$68	$62	$139	$194
Formaldehyde and Forest Product Resins	30	48	72	153
Coatings and Inks	27	9	50	39
Performance Products	16	23	56	67
Corporate and Other	(13)	(12)	(38)	(38)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income (expense), net	12	(51)	39	(227)
Integration and transaction costs	—	(5)	—	(20)
Non-cash charges	2	(6)	3	(15)
Unusual items:
(Losses) gains on divestiture of assets	(1)	1	(2)	11
Business realignments	(15)	(9)	(53)	(22)
Asset impairments	—	—	(47)	—
Derivative settlement	—	(13)	—	(13)
Other	(11)	(2)	(33)	(9)

Total unusual items	(27)	(23)	(135)	(33)

Total adjustments	(13)	(85)	(93)	(295)
Interest expense, net	(52)	(75)	(172)	(227)
Gain on extinguishment of debt	41	—	223	—
Income tax (expense) benefit	(7)	5	(7)	(5)
Depreciation and amortization	(44)	(51)	(132)	(157)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	53	(76)	98	(269)
Net income attributable to noncontrolling interest	—	1	1	4

Net income (loss)	$53	$(75)	$99	$(265)

Liquidity and Capital Resources

At September 30, 2009, Hexion had $3.507 billion of debt. In addition, at September 30, 2009, Hexion had $403 million in liquidity including $139 million of unrestricted cash and cash equivalents, $218 million of borrowings available under our senior secured revolving credit facilities, and $46 million of borrowings available under additional credit facilities at certain domestic and international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P.

Hexion was in compliance at September 30, 2009 with all of the terms of its outstanding indebtedness, including the financial covenants. The Company expects to have adequate liquidity to fund its ongoing operations and cash debt service obligations for the foreseeable future, including its obligation to redeem $34 million in face value of Industrial Revenue Bonds in the fourth quarter of 2009. Hexion expects to fund its obligations from cash flows provided by operating activities, amounts available for borrowings under our credit facilities and amounts available from its parent.

As previously announced, during the third quarter of 2009, the Company purchased and extinguished $71 million in face value of its outstanding debt securities for approximately $31 million. Any future repurchases will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Outlook

“We will continue to focus aggressively on cash management going forward. We are pleased with our cash generation during the first nine months of 2009 as Hexion generated cash flow from operations of $311 million,” Morrison said.

“Looking ahead, while Hexion is encouraged by the gradual volume improvement it has experienced in 2009, the Company’s longer-term visibility remains limited at this time. We continue to focus on the items we can control, including our cost-control initiatives, site restructuring actions, and serving our global customers. We believe that as the economy recovers, Hexion is well positioned to benefit from its lower cost structure.”

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss Third Quarter 2009 results on Monday, November 16, 2009, at 1:00 p.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-713-8566

International Participants: 617-597-5325

Participant Passcode: 79501601

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 4 p.m. Eastern Time on November 16, 2009. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 79645084. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also reflects other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. Certain covenants in these agreements (i) require the Company to maintain leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

September 30, 2009 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(821)
Income taxes	(15)
Gain on extinguishment of debt	(223)
Interest expense, net	249
Depreciation and amortization	178

EBITDA	(632)
Adjustments to EBITDA:
Terminated merger and settlement costs(1)	761
Integration costs(2)	7
Net income attributable to noncontrolling interest	(2)
Non-cash items(3)	55
Unusual items:
Loss on divestiture of assets	8
Business realignments(4)	72
Derivative settlement(5)	24
Other(6)	52

Total unusual items	156

Productivity program savings(7)	175

Adjusted EBITDA	$520

Fixed charges(8)	$192

Ratio of Adjusted EBITDA to Fixed Charges(9)	2.71

(1)

Represents accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 million payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200 million, net of Apollo’s recovery of $15 million in insurance proceeds related to the $200 million settlement payment. Also represents legal settlement accruals pertaining to the New York Shareholder Action.

(2)	Primarily represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a new consolidations and financial reporting system.
(3)

Represents non-cash charges of $72 million for impairments of property and equipment and intangible assets, impairments of goodwill and accelerated depreciation. Also represents stock-based compensation, and is partially offset by unrealized net foreign exchange and derivative losses.

(4)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(5)	Represents derivative settlements on a portion of our cross currency and interest rate swaps.
(6)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees and realized foreign currency activity.
(7)	Represents pro-forma impact of in-process productivity program savings.
(8)	Reflects pro-forma interest expense based on interest rates at October 16, 2009 as if our repurchases of our outstanding debt securities had taken place at the beginning of the period.
(9)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 under our indenture for the Second Priority Senior Secured Notes. As of September 30, 2009, the Company was able to satisfy this covenant. Non-compliance with this covenant would limit the Company’s ability to incur additional indebtedness.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and the industry sectors we serve, or an interruption in the supply of or increased pricing of raw materials; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K and in our other reports filed with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended September 30,
(In millions)	2009	2008
Net sales	$1,080	$1,611
Cost of sales	918	1,446

Gross profit	162	165
Selling, general and administrative expense	86	100
Terminated merger and settlement (income) expense, net	(12)	51
Integration costs	—	5
Other operating expense, net	18	2

Operating income	70	7
Interest expense, net	52	75
Gain on extinguishment of debt	(41)	—
Other non-operating (income) expense, net	(1)	12

Income (loss) before income tax	60	(80)
Income tax expense (benefit)	7	(5)

Net income (loss)	53	(75)
Net income attributable to noncontrolling interest	—	(1)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	$53	$(76)

Comprehensive income (loss) attributable to Hexion Specialty Chemicals, Inc.	$101	$(177)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Nine months ended September 30,
(In millions)	2009	2008
Net sales	$2,941	$4,915
Cost of sales	2,565	4,366

Gross profit	376	549
Selling, general and administrative expense	254	303
Terminated merger and settlement (income) expense, net	(39)	227
Integration costs	—	20
Asset impairments	47	—
Other operating expense, net	56	16

Operating income (loss)	58	(17)
Interest expense, net	172	227
Gain on extinguishment of debt	(223)	—
Other non-operating expense, net	4	18

Income (loss) before income tax and earnings from unconsolidated entities	105	(262)
Income tax expense	7	5

Income (loss) before earnings from unconsolidated entities	98	(267)
Earnings from unconsolidated entities, net of taxes	1	2

Net income (loss)	99	(265)
Net income attributable to noncontrolling interest	(1)	(4)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	$98	$(269)

Comprehensive income (loss) attributable to Hexion Specialty Chemicals, Inc.	$178	$(302)

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	Sept. 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents (including restricted cash of $9 and $6, respectively)	$148	$127
Short-term investments	3	7
Accounts receivable (net of allowance for doubtful accounts of $24)	492	582
Inventories:
Finished and in-process goods	257	328
Raw materials and supplies	112	141
Other current assets	94	84

Total current assets	1,106	1,269

Other assets, net	113	108
Property and equipment
Land	110	98
Buildings	324	307
Machinery and equipment	2,350	2,157

	2,784	2,562
Less accumulated depreciation	(1,325)	(1,101)

	1,459	1,461
Goodwill	177	170
Other intangible assets, net	165	172

Total assets	$3,020	$3,180

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$488	$372
Debt payable within one year	111	113
Affiliated debt payable	4	—
Interest payable	46	51
Income taxes payable	51	34
Other current liabilities	261	309

Total current liabilities	961	879

Long-term liabilities
Long-term debt	3,292	3,746
Affiliated long-term debt	100	—
Long-term pension and post employment benefit obligations	261	259
Deferred income taxes	113	122
Other long-term liabilities	128	128
Advance from affiliates	225	225

Total liabilities	5,080	5,359

Commitments and contingencies (See Note 9)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2009 and December 31, 2008	1	1
Paid-in capital	506	517
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	—
Accumulated other comprehensive income	82	2
Accumulated deficit	(2,344)	(2,442)

Total Hexion Specialty Chemicals, Inc. shareholder’s deficit	(2,075)	(2,218)

Noncontrolling interest	15	39

Total deficit	(2,060)	(2,179)

Total liabilities and deficit	$3,020	$3,180

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Nine months ended September 30,
(In millions)	2009	2008
Cash flows provided by (used in) operating activities
Net income (loss)	$99	$(265)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	132	157
Gain on extinguishment of debt	(223)	—
Pushdown of recovery of expense paid by shareholder	(15)	—
Write-off of deferred acquisition costs	—	101
Stock-based compensation expense	4	4
Loss (gain) on disposal of assets, net of tax	2	(8)
Non-cash impairments and accelerated depreciation	51	12
Deferred tax benefit	(10)	(2)
Cash settlement of derivative	—	13
Other non-cash adjustments	(13)	3
Net change in assets and liabilities:
Accounts receivable	118	2
Inventories	111	(54)
Accounts and drafts payable	98	10
Income taxes payable	27	11
Other assets, current and non-current	(21)	(9)
Other liabilities, current and long-term	(49)	(23)

Net cash provided by (used in) operating activities	311	(48)

Cash flows (used in) provided by investing activities
Capital expenditures	(92)	(89)
Capitalized interest	(3)	—
Proceeds from matured debt securities	4	—
Change in restricted cash	1	(8)
Proceeds from the sale of assets	4	13

Net cash used in investing activities	(86)	(84)

Cash flows used in financing activities
Net short-term debt (repayments) borrowings	(9)	3
Borrowings of long-term debt	933	1,056
Repayments of long-term debt	(1,188)	(871)
Borrowings of affiliated debt	104	—
Purchase of note receivable due from parent	(24)	—
Deconsolidation of noncontrolling interest in variable interest entity	(24)	—
Cash settlement of derivative	—	(13)
Payment of dividends to non-controlling interest	(2)	—
Payments of dividends on common stock	(9)	(1)

Net cash (used in) provided by financing activities	(219)	174

Effect of exchange rates on cash and cash equivalents	12	(7)
Increase in cash and cash equivalents	18	35
Cash and cash equivalents (unrestricted) at beginning of period	121	199

Cash and cash equivalents (unrestricted) at end of period	$139	$234

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